Exhibit (15)

The Board of Directors and Shareholders of

McGraw Hill Financial, Inc.

We are aware of the incorporation by reference in the Registration Statement (Form S-4) of McGraw Hill Financial, Inc. for the registration of $400,000,000 2.500% Senior Notes due 2018, $700,000,000 3.300% Senior Notes due 2020, $700,000,000 4.000% Senior Notes due 2025 and $900,000,000 4.400% Senior Notes due 2026 of our reports dated April 28, 2015 and July 27, 2015, except for Note 14, as to which the date is October 29, 2015, relating to the unaudited condensed consolidated interim financial statements of McGraw Hill Financial, Inc. that are included in its Form 10-Q for the quarter ended March 31, 2015, and Current Report on Form 8-K dated October 29, 2015 for the quarter ended June 30, 2015.

/s/ ERNST & YOUNG LLP

New York, New York

October 29, 2015